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                                                                    Exhibit 4.15
                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                                OF ONEOK, INC.

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA
101 State Capitol Building
Oklahoma City, Oklahoma 73105

     ONEOK, Inc. a corporation organized and existing under the laws of the State of Oklahoma, for the purpose of amending its Certificate of Incorporation as provided by Title 18, Oklahoma Statutes, Section 1077, hereby certifies as follows:

     1. The Certificate of Incorporation, as previously amended and now in effect for the Corporation, has been amended by striking out the first paragraph of Article FOURTH, and inserting in lieu thereof the following:

          "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 400,000,000 shares divided into two classes, of which 100,000,000 shares, par value $0.01 per share, shall be designated Preferred Stock and 300,000,000 shares, par value $0.01 per share, shall be designated Common Stock."

          "Each share of Common Stock of the Corporation, par value of $0.01 per share, issued and outstanding or held in the treasury of the Corporation, is hereby reclassified and changed into two fully paid and nonassessable shares of Common Stock of the Corporation, par value of $0.01 per share, and each holder of record of a certificate for one or more shares of Common Stock of the Corporation as of the close of business on the date this amendment becomes effective shall be entitled to receive as soon as practicable, and without surrender of such certificate a certificate or certificates representing one additional share of Common Stock for each one share of Common Stock represented by the certificate of such holder."

     2. At a meeting of the Board of Directors on January 18, 2001, a Resolution was duly adopted setting forth the foregoing proposed amendment to the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and directing the proposed amendment to be considered at the next annual meeting of shareholders on May 17, 2001.

     3. Thereafter, pursuant to the Resolution of the Board of Directors, a meeting of the shareholders of the Corporation was duly called and held on May 17, 2001, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     4. This Amendment to Certificate of Incorporation was duly adopted and in accordance with Section 1077 of the Oklahoma General Corporation Act after being proposed by the Directors and adopted by the shareholders in the manner and by the vote prescribed in Section 1077 of the Act.
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     5.   This Amendment to Certificate of Incorporation shall become effective as of the close of business of the New York Stock Exchange on the filing date hereof in accordance with 18 Okla. Stat. (S) 1007.D.

  IN WITNESS WHEREOF, the undersigned has caused this Amendment to Certificate of Incorporation to be signed by its President and attested by its Secretary this 22nd day of May, 2001.



                             By:  /s/ David L. Kyle
                                -------------------------------------------
                                  David L. Kyle, Chairman of the Board,
                                  President, and Chief Executive Officer



                             By:  /s/ Deborah B. Barnes
                                -------------------------------------------
                                  Deborah B. Barnes Vice President, Secretary, and Associate General Counsel



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